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EXHIBIT 10.2

February 22, 1999

Franklyn A. Caine
60 Cherrybrook Road
Weston, MA  02493

Dear Frank:

It is a sincere pleasure to extend to you the position of Senior Vice President, Chief Financial Officer, for Raytheon Company, reporting to me. Your position will be an officer of the corporation and, along with the compensation outlined below, is subject to election by the Raytheon Board of Directors.

The offer is a base salary of $435,000 annually, residing in Raytheon's Corporate Offices in Lexington, Massachusetts.

Additional elements of compensation will consist of the following:

     In CY1999 you will be eligible for the Results Based Incentive Program with a targeted incentive of 70% of base salary. This will not be pro-rated in the first year.

     We will authorize 200,000 shares of stock options that vest at 50% each year, over 2 years, under the terms of our stock option program.

     We will authorize 50,000 shares of stock options at annual review in July 1999, that vest at 50% each year, over 2 years, under the terms of our stock option program.

     You will be eligible to participate in Raytheon's Long Term Achievement Program (LTAP). We will authorize 7,500 restricted units which are vested based on Company performance metrics after the third year of plan participation. In accordance thereafter, you will continue to participate in the Long Term Achievement Program under the terms of the LTAP Program.

     You will be provided with a Company automobile under the guidelines of the Company automobile policy.

     You are eligible for financial planning and tax preparation.

     First class travel.

     Company match, pre- and post-tax excess.

     Executive life insurance at 4 times base salary.

     Your retirement benefit will be calculated using your 26 years of combined service with New Jersey Bell, Exxon Corp, Penn Central, RCA, United Technology, and Wang plus any future Raytheon Service. Your retirement benefit will be provided under the Raytheon Qualified and Supplemental Executive Retirement plans. This will be offset by both social security and any other retirement benefits you receive from previous employers.
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     You will receive 20 days of paid time off (PTO).

     You are eligible to participate in Raytheon's Deferred Bonus Program.

     If the Company without cause involuntarily separates you from employment, you will be entitled to a Separation Payment, to be paid in the lump sum of 2 years' compensation (base/bonus). In addition, you shall be entitled to the Separation Payment if as a result of a change of corporate control, you are assigned, without your expressed written consent, to executive duties inconsistent with the position of Chief Financial Officer for Raytheon Company. Inconsistent duties shall include any material diminution of your position, authority, duties or responsibilities as constituted immediately prior to a change in corporate control, or a requirement to be based at any office or location in excess of 50 miles from your office or location immediately prior to a change in control. If the Separation Payment under the terms of this agreement would subject you to excise tax under section 4999 of Internal Revenue Code, then you shall be entitled to receive an additional payment ("gross-up") in an amount equal to the tax imposed.

This offer is contingent upon:

1. Your meeting the medical requirements for the position being offered as determined by a pre-employment physical examination that will include a drug test to determine the presence of illegal or unauthorized drugs in your system. If you fail to pass the Company's physical examination, including the drug test, our offer of employment will be withdrawn.

2. Your meeting the Company's security standards as imposed by the U.S. Government, including the issuance to you by the U.S. Government of any necessary security clearance within a reasonable time after you begin work.

If you accept our offer, the following documents will be required upon reporting for work: proof that you are authorized to work in the USA, a document verifying your identity (i.e., driver's license), and a social security card. See the enclosed I-9 form for appropriate documentation.

We look forward to your accepting our offer of employment. The terms and conditions of your employment are contained in this offer letter and will remain open until February 12, 1999. In addition, as an employee of Raytheon Company, you will be subject to all applicable company policies and procedures.
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If you believe any of the terms described in this letter are not consistent with your understanding or if you have any questions, please call Dennis Donovan at 781-860-2685 before accepting this offer. Enclosed is a copy of this letter that provides for your formal acceptance. Please sign and return the duplicate letter in the enclosed envelope.

                                          Very truly yours,

                                     /s/  Daniel P. Burnham
                                          Daniel P. Burnham
                                          President and Chief Executive Officer

cc: D.M. Donovan

Enclosures: Duplicate Offer Letter
            Employment Eligibility Verification (Form I-9)

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Franklyn A. Caine

I have read and accept this offer and acknowledge receipt of all attachments referred to herein. I expect to report for work on




Signature: /s/ F. A. Caine     Date: 2/22/99